Exhibit 99.1

          Press Release for FirstBank NW Corp. dated November 10, 2005



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                                                                    EXHIBIT 99.1

Press Release                                          FirstBank NW Corp. (FBNW)

Company Release - 11/10/05
--------------------------------------------------------------------------------

FIRSTBANK NW CORP. REPORTS RECORD SECOND QUARTER EARNINGS

         Highlights for the Quarter Ended September 30, 2005:

         o Diluted EPS Growth: increased 38.9% compared to the quarter ended September 30, 2004 with net income up 38.4% compared to the quarter ended September 30, 2004
         o        Net Loans Receivable Growth: increased 19.1% since September
                  30, 2004
         o        Deposit Growth: increased 13.0% since September 30, 2004
         o        Net Interest Margin: 4.58% vs. 4.30% for the quarters ended
                  September 30, 2005 and 2004, respectively
         o Improved Return on Average Tangible Equity: 16.1% vs. 13.0% for the quarters ended September 30, 2005 and 2004, respectively

CLARKSTON, WA - November 10, 2005 - FirstBank NW Corp. (the Company) (Nasdaq:
FBNW) today announced another quarter of strong financial results as a result of continued successful execution of the business plan and risk management policies and economic strength in its market areas. For the quarter ended September 30, 2005, the second quarter of its fiscal year, diluted earnings per share increased 38.9% to $0.75 compared to $0.54 for the same quarter a year ago. Net income for the quarter increased 38.4% to $2.3 million compared to $1.6 million for the same quarter a year ago.

For the quarter ended September 30, 2005, the Company's return on average tangible equity was 16.1% compared to 13.0% for the quarter ended September 30, 2004. Return on average tangible equity for the six months ended September 30, 2005 was 14.9% compared to 12.9% for the same period a year ago. The net interest margin was higher for the quarter ended September 30, 2005, at 4.58% compared to 4.30% in the quarter ended September 30, 2004.

LOAN GROWTH AND CREDIT QUALITY:

Net loans receivable increased 19.1% to $595.7 million at September 30, 2005 from $500.0 million at September 30, 2004. Net loans receivable decreased 1.2% from $603.0 million at June 30, 2005 to $595.7 million at September 30, 2005, which was primarily attributable to anticipated payoffs. Net loan growth for the six months ended September 30, 2005 was $33.6 million, or 12.0% on an annualized basis.

"While we continue to have good loan demand throughout our market area, fiscal year to date loan growth was primarily driven by construction lending in the Boise, Idaho market, and commercial real estate lending in the Boise and Coeur d'Alene, Idaho and Spokane, Washington markets," said Clyde E. Conklin,
President and Chief Executive Officer.

The credit quality of the Company's loan portfolio remained strong with total non-performing assets of $2.1 million, or 0.26% of total assets at September 30, 2005 compared to $2.3 million, or 0.32% of total assets at September 30, 2004.
This compares with non-performing assets at June 30, 2005 of $2.4 million, or 0.28% of total assets, and non-performing assets at fiscal year end March 31, 2005 of $2.8 million, or 0.35% of total assets. Net loan charge-offs for the quarter ended September 30, 2005 were $57,000, compared to $20,000 for the comparable quarter a year ago, and, on a sequential quarter basis, compared to $151,000 for the quarter ended June 30, 2005, and $151,000 for the quarter ended
March 31, 2005.

The reserve for losses on loans and loan commitments at September 30, 2005 increased to 1.37% of net loans from 1.32% at September 30, 2004. The provision for loan losses was $272,000 for the quarter ended September 30, 2005, an increase of $78,000, or 40.2%, from $194,000 for the quarter ended September 30, 2004, and a decrease from $488,000 for the quarter ended March 31, 2005. The increase in the provision for loan losses reflects the classified asset changes within the portfolio during the quarter and the resulting allowance for loan and lease losses adjustment, which is determined through the use of a formula by management. Management believes the reserve is at an appropriate level considering the credit quality of all loans, loan loss histories, and prevailing economic conditions.

FUNDING:

Deposit balances as of September 30, 2005 increased 13.0% to $561.4 million from $496.7 million at September 30, 2004. Deposit growth for the six months ended
September 30, 2005 was $42.7 million, or 16.5% on an annualized basis.

At September 30, 2005, total branch deposits were $519.3 million, consisting of $321.1 million, or 61.8% in core deposits and $198.2 million, or 38.2% in time deposits compared with the comparable period a year ago of $473.0 million in total branch deposits, which consisted of $298.4 million, or 63.1% in core deposits and $174.6 million, or 36.9% in time deposits. Brokered deposits at September 30, 2005 totaled $42.1 million as compared to $23.7 million a year ago, an increase of $18.4 million. Federal Home Loan Bank of Seattle (FHLB) and other borrowings at September 30, 2005 totaled $160.6 million as compared to $149.8 million a year ago, an increase of $10.8 million. "Branch deposit growth
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with an emphasis on core deposit growth remains essential to long term funding and earnings," noted Conklin.

FHLB and other borrowings at June 30, 2005 of $193.8 million was reduced by $33.3 million during the quarter ended September 30, 2005 in connection with the implementation of remote capture automation driven by the Federal Reserve's
"Check 21" regulation. "The change in cash flow as a result of the implementation of "Check 21" has enhanced the Company's net interest margin," said Larry K. Moxley, Chief Financial Officer. "As a result of this regulation, enhanced earnings will be partially offset by recurring Federal Reserve charges for substitute checks."

NET INTEREST MARGIN AND INTEREST RATE RISK:

The Company's net interest margin was 4.58% for the quarter ended September 30, 2005 compared to 4.30% for the quarter ended September 30, 2004. The flattening of the yield curve continues to pressure the net interest margin, however, the interest rate sensitivity of the Company's assets has helped to offset the pressure on the net interest margin from increases in the costs of deposits and borrowed funds. Yields on earning assets increased by 29 basis points during the current quarter to 7.11% compared to 6.82% for the quarter ended June 30, 2005.
Meanwhile, the average rates paid on total deposits and borrowed funds increased
19 basis points during the current quarter ended September 30, 2005 to 2.52% compared to 2.33% for the quarter ended June 30, 2005. The yield curve continues to fluctuate with the economy with the net interest margin remaining under pressure. Attainment of branch deposit growth objectives as opposed to continued reliance on high cost of FHLB borrowings is essential to maintenance of the net interest margin.

NON-INTEREST INCOME AND EXPENSE:

Non-interest income was $1.8 million for the quarter ended September 30, 2005, an increase of $338,000 from $1.4 million for the comparable period one year ago. For the six months ended September 30, 2005, non-interest income increased
$277,000 from $3.1 million to $3.4 million. Non-interest income is driven by gain on sales of loans and transaction account fees.

Non-interest expense for the quarter ended September 30, 2005 was $6.4 million, an increase of 12.8% compared to $5.7 million for the quarter ended September
30, 2004. For the six months ended September 30, 2005, non-interest expense increased $988,000 to $12.4 million from $11.4 million for the comparable period in 2004. Non-interest expenses are expected to increase as the Company invests in new branches and complies with increased regulatory and audit requirements.
The Company's efficiency ratio of 61.73% for the three months ended September
30, 2005 decreased from 67.34% one year ago. Non-interest expense to average assets decreased to 3.07% for the three months ended September 30, 2005 from 3.12% one year ago, and is down to 2.98% for the six months ended September 30, 2005 compared to 3.17% for the same six month period last year.

CAPITAL:

At September 30, 2005, Tier 1 capital (leverage ratio based on average assets) was $55.8 million, or 6.8%, and total risk capital (to risk-weighted assets) was $66.0 million, or 11.4%. Risk capital includes $3.0 million in subordinated debt by the Company's subsidiary, FirstBank Northwest, to US Bank.

BUSINESS STRATEGY:

FirstBank NW Corp. (headquartered in Clarkston, Washington) is the holding company for FirstBank Northwest, a Washington state chartered savings bank founded in 1920, and has a track record of consistent above-average growth and improving profitability, operating in the rural markets of eastern Oregon, eastern Washington and central Idaho, in addition to the larger and growing markets of Boise and Coeur d'Alene, Idaho and Spokane, Washington. FirstBank
Northwest is focused on each community served, striving to deliver competitive financial products and services through exceptional customer service standards, local expertise and leadership. FirstBank Northwest operates 20 branch locations in Idaho, eastern Washington and eastern Oregon, in addition to residential loan centers in Lewiston, Coeur d'Alene, Boise and Nampa, Idaho, Spokane, Washington, and Baker City, Oregon. FirstBank Northwest is known as the local community bank, offering its customers highly personalized service in the many communities it serves.


FORWARD LOOKING STATEMENTS:

     Certain matters in this News Release may constitute forward-looking statements within the meaning of the Private Securities Litigation
     Reform Act of 1995. These forward-looking statements may relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, including operating efficiencies, perceived opportunities in the market, potential future credit experience and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance, and achievements may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the real estate market in Washington, Idaho and Oregon, the demand for mortgage loans, competitive conditions between banks and non-bank financial service providers, regulatory changes, costs of implementing additional securities requirements and requirements of the Sarbanes Oxley Act of 2002 and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on
     Form 10-K for the fiscal year ended March 31, 2005.
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

                             FIRSTBANK NW CORP
FINANCIAL HIGHLIGHTS
(unaudited) (in thousands except share and per share data)

                                                           Three Months Ended            Six Months Ended
                                                              September 30,                September 30,
                                                      ---------------------------   ---------------------------
                                                          2005           2004           2005           2004
                                                      ------------   ------------   ------------   ------------
Interest Income                                       $     12,998   $      9,912   $     25,138   $     19,422
Interest Expense                                             4,765          3,193          9,093          6,175
Provision for Loan Losses                                      272            194          1,140            570
                                                      ------------   ------------   ------------   ------------
Net Interest Income After Provision for
  Loan Losses                                                7,961          6,525         14,905         12,677
                                                      ------------   ------------   ------------   ------------

Non-Interest Income
  Gain on Sale of Loans (1)                                    448            177            786            681
  Service Fees and Charges                                   1,266          1,183          2,483          2,364
  Commission and Other                                          52             68            154            101
                                                      ------------   ------------   ------------   ------------
Total Non-Interest Income                                    1,766          1,428          3,423          3,146
                                                      ------------   ------------   ------------   ------------

Non-Interest Expenses
  Compensation and Related Expenses                          3,729          3,424          7,368          6,842
  Occupancy                                                    763            715          1,469          1,459
  Other                                                      1,944          1,569          3,549          3,097
                                                      ------------   ------------   ------------   ------------
Total Non-Interest Expenses                                  6,436          5,708         12,386         11,398
                                                      ------------   ------------   ------------   ------------

Income Tax Expense                                           1,041            619          1,840          1,248
                                                      ------------   ------------   ------------   ------------
Net Income                                            $      2,250   $      1,626   $      4,102   $      3,177
                                                      ============   ============   ============   ============

Basic Earnings per Share                              $       0.77   $       0.56   $       1.40   $       1.10
Diluted Earnings per Share                            $       0.75   $       0.54   $       1.37   $       1.06
Weighted Average Shares Outstanding- Basic               2,933,533      2,893,817      2,931,207      2,880,018
Weighted Average Shares Outstanding- Diluted             2,999,822      3,006,158      2,995,400      3,002,147
Actual Shares Issued                                     3,003,647      2,962,206      3,003,647      2,962,206

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

FINANCIAL STATISTICS
(ratios annualized)                                           At September 30,             At September 30,
                                                                    2005                        2004
                                                      ---------------------------   ---------------------------
Total Assets                                                   $    812,983                   $    735,277
Cash and Cash Equivalents                                      $     24,140                   $     31,040
Loans Receivable, net                                          $    595,743                   $    500,039
Loans Held for Sale                                            $      6,776                   $      4,496
Mortgage-Backed Securities                                     $     56,152                   $     68,217
Investment Securities                                          $     48,057                   $     49,164
Equity Securities, at cost                                     $     12,789                   $     12,737
Deposits                                                       $    561,403                   $    496,724
FHLB Advances & Other Borrowings                               $    160,554                   $    149,820
Stockholders' Equity                                           $     75,712                   $     70,169
Tangible Book Value per Share (2)                              $      19.23                   $      17.33
Tangible Equity/ Total Tangible Assets                                 7.12%                          7.00%
Number of full-time equivalent Employees (3)                            269                            259
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

                                                           Three Months Ended            Six Months Ended
                                                              September 30,                September 30,
                                                      ---------------------------   ---------------------------
                                                          2005           2004           2005           2004
                                                      ------------   ------------   ------------   ------------
Return on Average Assets                                      1.07%          0.89%          0.99%          0.88%
Return on Average Tangible Equity                            16.06%         13.02%         14.89%         12.89%
Return on Average Equity                                     11.94%          9.23%         11.01%          9.07%
Average Equity/Average Assets                                 8.98%          9.62%          8.96%          9.75%
Efficiency Ratio (4)                                         61.73%         67.34%         60.95%         66.23%
Non-Interest Expenses / Average Assets                        3.07%          3.12%          2.98%          3.17%
Net Interest Margin (5)                                       4.58%          4.30%          4.53%          4.36%

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

LOANS                                                    At September 30, 2005          At September 30, 2004
                                                      ---------------------------   ---------------------------
(unaudited) (in thousands except share
and per share data)

LOAN PORTFOLIO ANALYSIS:                                 Amount         Percent        Amount        Percent
                                                      ------------   ------------   ------------   ------------
Real Estate Loans:
  Residential                                         $    116,292          19.18%  $    114,820          22.58%
  Construction                                              92,486          15.26         50,409           9.92
  Agricultural                                              20,824           3.43         19,387           3.81
  Commercial                                               178,144          29.39        137,336          27.01
                                                      ------------   ------------   ------------   ------------
     Total Real Estate Loans                               407,746          67.26        321,952          63.32
                                                      ------------   ------------   ------------   ------------

Consumer and Other Loans:
  Home Equity                                               40,901           6.75         33,331           6.55
  Agricultural Operating                                    27,384           4.52         30,088           5.92
  Commercial                                                88,258          14.56         81,604          16.05
  Other Consumer                                            41,928           6.91         41,464           8.16
                                                      ------------   ------------   ------------   ------------
     Total Consumer and Other Loans                        198,471          32.74        186,487          36.68
                                                      ------------   ------------   ------------   ------------

Total Loans Receivable                                $    606,217         100.00%   $    508,439         100.00%
                                                      ============   ============    ============   ============
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

ALLOWANCE FOR LOAN LOSSES                                   Six Months Ended             Six Months Ended
                                                           September 30, 2005           September 30, 2004
                                                      ---------------------------   ---------------------------
Balance at Beginning of Period                                 $      7,254                   $      6,314
Provision for Loan Losses                                             1,140                            570
Charge Offs (Net of Recoveries)                                        (208)                          (290)
                                                               ------------                   ------------
Balance at End of Period                                       $      8,186                   $      6,594
                                                               ============                   ============
Loan Loss Allowance / Net Loans                                        1.37%                          1.32%
Loan Loss Allowance / Non-Performing Loans                           713.69%                        440.78%

NON-PERFORMING ASSETS
                                                        At September 30, 2005         At September 30, 2004
                                                      ---------------------------   ---------------------------
Accruing Loans - 90 Days Past Due                              $          0                   $          0
Non-accrual Loans                                                     1,147                          1,496
                                                               ------------                   ------------
Total Non-Performing Loans                                            1,147                          1,496
Restructured Loans on Accrual                                           970                            306
Real Estate Owned (REO)                                                   0                            493
Repossessed Assets                                                        7                             34
                                                               ------------                   ------------
Total Non-Performing Assets                                    $      2,124                   $      2,329
                                                               ============                   ============
Total Non-Performing Assets/Total Assets                               0.26%                          0.32%
Loan and REO Loss Allowance as a Percentage
     of Non-Performing Assets                                        385.40%                        283.13%

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

AVERAGE BALANCES                                            Six Months Ended             Six Months Ended
                                                           September 30, 2005           September 30, 2004
                                                      ---------------------------   ---------------------------
Total Average Interest Earning Assets                          $    746,643                   $    644,669
Total Average Assets                                                831,934                        718,740
Average Deposits and Other Borrowed Funds                           749,263                        641,521
Average Total Tangible Equity                                        55,107                         49,310

(1) Gain on sale of loans includes impairment of mortgage servicing rights of $44 and $111 for the three months ended September 30, 2005 and 2004. Gain on sale of loans includes (recovery) impairment of mortgage servicing rights of $25 and ($23) for the six months ended September 30, 2005 and 2004.

(2) Calculation excludes unallocated shares in the employee stock ownership plan (ESOP) September 30, 2005 -- 66,615 shares and September 30, 2004 -- 74,971 shares.

(3)  Number of full-time equivalent employees is the quarterly average.

(4) Calculation is non-interest expense divided by tax equivalent non-interest income and tax equivalent net interest income.

(5) Calcualation is tax equivalent net interest income divided by total interest-earning assets.